Exhibit 99.2
Philip Morris International Inc.
2021 First-Quarter Conference Call
April 20, 2021

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2021 first-quarter results. You may access the release on www.pmi.com.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures and additional heated tobacco unit market data are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products. All references to smoke-free products are to our RRPs.

Please also note that growth rates presented on an organic basis reflect currency-neutral underlying results.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

(SLIDE 4.)

Please also note the additional Forward-Looking and Cautionary Statements related to COVID-19.

It’s now my pleasure to introduce Emmanuel Babeau, our Chief Financial Officer. Emmanuel.

EMMANUEL BABEAU

(SLIDE 5.)

Thank you, Nick, and welcome, ladies and gentlemen. I hope everyone listening to the call is safe and well.

Our business delivered a strong performance in the first quarter of 2021, well ahead of expectations, reaching a record high quarterly adjusted diluted EPS of $1.57, despite the continued challenges of the global pandemic.

Most impressive was the continued strong growth of IQOS, which made up 13% of our volumes and 28% of our net revenues, compared to 21.7% in the prior year quarter. We continued converting adult smokers at a very good pace and reached an estimated total of 19.1 million users, of which 14.0 million have switched to IQOS and stopped smoking. HTU shipment volumes grew 30% compared to the prior year quarter, with record market shares in key IQOS geographies, 12 markets with double-digit national share, and a share of 7.6% overall in IQOS markets excluding the U.S.

Our operating margins were also significantly above the prior year quarter, and while somewhat flattered by timing factors, the bulk of this improvement reflects strong underlying performance. The resulting combination of strong organic net revenue and adjusted diluted EPS growth leads us to raise our outlook for the year.

From a product standpoint, we continued to broaden our smoke-free portfolio and saw encouraging progress from new device and consumable offerings across multiple markets. We expect to benefit from further innovation through the course of 2021.

(SLIDE 6.)

Turning to the headline numbers, our Q1 net revenues grew by 2.9% on an organic basis. This was an excellent performance in the context of an essentially pre-COVID prior year comparison; and incorporates better-than expected HTU IMS and shipment volumes, which drove 32% organic growth in RRP net revenues. We also saw some higher-than-expected pull-forward of shipments, predominantly cigarettes, in the EU Region ahead of the Easter period, and in Russia ahead of the April 1 discount ban.

We saw strong organic growth of 6.9% in our net revenue per unit, driven by the increasing weight of IQOS in our sales mix and pricing on both combustibles and RRPs. Combustible tobacco pricing was 2.7% of prior year combustible net revenues, reflecting solid pricing in many markets, partially offset by Indonesia. Excluding Indonesia, combustible pricing was over 4%.

Our adjusted operating income margin increased by 590 basis points on an organic basis. This reflects the increasing weight and profitability of IQOS, the positive impact of pricing, productivity savings, including lower device costs; lower commercial spend due to the pandemic, a favorable comparison in

Eastern Europe and certain other timing factors. Combined with a lower effective tax rate, our resulting adjusted diluted EPS of $1.57 represents 21.5% organic growth; a very strong performance. We estimate that timing factors in the quarter, such as the earlier shipments mentioned and cost phasing, had a positive impact of around 8 cents. Other one-time factors accounted for an estimated further 2 cent increase.

(SLIDE 7.)

This brings me to guidance for 2021. While the speed and shape of the global recovery from the pandemic remains uncertain, the strong business results and underlying momentum of the first quarter, notably from our IQOS business, lead us to raise our outlook. We continue to account for a range of outcomes in our outlook for organic growth in net revenues and EPS. This range assumes that even in the event of renewed or prolonged restrictions, we will not see a return to the depressed consumption levels of Q2, 2020. While we have not been affected thus far by the current global shortage of semiconductors, this guidance assumes a limited impact on the supply of electronic devices to consumers. This is a fluid situation which we are monitoring closely; and where any constraints may arise, we intend to manage our inventories accordingly, and prioritize device sales to adult smokers who are new to the category.

Regarding Duty Free, a rebound in global travel is likely to lag the improvement of in-country mobility. Our guidance continues to assume no meaningful recovery in Duty Free this year.

We now expect organic net revenue growth in the range of 5% to 7%, versus 4% to 7% communicated previously, and organic adjusted diluted EPS growth of 11% to 13%, or 15% to 17% in reported terms.

The strength of IQOS is the main driver for this revision. We now expect to deliver HTU shipment volumes of between 95 and 100 billion units, representing the upper half of our previously targeted range for 2021. Given the continued strong momentum across our markets, the need to maintain inventory durations; and preparation for the roll-out of IQOS ILUMA that uses different consumables, we expect our full year shipments to be slightly ahead of IMS volumes.

We also raise our assumption for organic adjusted OI margin expansion to around 200 basis points. This includes the expectation of greater investment in the second half as our innovation and commercial activities step up. As detailed in this morning's press release, our other main assumptions remain unchanged.

This projected organic EPS growth, including an estimated favorable currency impact of approximately 20 cents at prevailing rates, versus 25 cents assumed previously, translates into a raised adjusted diluted EPS range of $5.95 to $6.05.

This guidance does not include any impact of share repurchases. However, we remain on track to resume repurchases in the second half of the year, subject to Board approval.

(SLIDE 8.)

Looking forward to the second quarter, we now expect adjusted diluted EPS of $1.50 to $1.55, reflecting strong top-line growth against a weak prior year comparison, continued margin improvement, and the partial reversal of certain Q1 timing benefits.

For the second half, assuming that many of our key markets will have largely emerged from COVID restrictions, we expect continued robust top-line growth. This includes the contribution of higher expected device shipments which will result in less gross margin expansion compared to the first half. New product launches, investments in distribution and the phasing of productivities will also play a role. We will also step-up our commercial investments in the future growth of RRPs through portfolio and geographic expansion, including product launches such as IQOS ILUMA. We anticipate around $300 to $400 million of incremental commercial investments compared to the first half and consequently expect our organic OI margin expansion to be lower in H2, but overall to deliver a strong expansion of around 200 basis points for the year.

(SLIDE 9.)

Before discussing our results in more depth, I want to highlight a few of the positive regulatory developments in the quarter. Recognition of the harm reduction potential of smoke-free products continues to gain traction. Examples so far this year include the reversal of a longstanding import ban on heated tobacco products in Uruguay, and the integration of the harm reduction principle in Lithuania's tobacco control agenda. We also note the recent report from an all-party parliamentary group of MPs in the UK calling for the WHO to return to the founding principle of the FCTC which includes harm reduction, rather than the current prohibitionist stance. In New Zealand, we are reviewing the content and details of the consultation paper published last week. The policy recognizes the role of innovative products in harm reduction, while at the same time ensuring strict controls to prevent youth access.

In the EU, we continue to be hopeful that the revision of the Tobacco Excise Directive will lead to greater harmonization in the approach to smoke-free products, taking into account the relevant good practices and experience gained by Member States in this area. Here and around the world we continue to support differentiated regulatory and fiscal frameworks based on the relative risk to health. While there will on occasion be actions or proposals that do not incorporate harm reduction objectives, we believe that facts and science will guide policy over time; and we continue to see positive changes in many geographies.

(SLIDE 10.)

Turning back to our results, Q1 shipment volumes declined by 3.7% on a total PMI basis. This reflects continued strong growth from HTUs of 30% to reach 21.7 billion units -- driven by the EU Region, Japan, Russia, Ukraine and an encouraging start from recently launched markets in the Middle East. HTU shipments and IMS volumes were broadly in line for the quarter.

While pandemic-related restrictions persisted around the world, total industry volume declines of 0.7% were relatively benign, incorporating over 25% growth in the heated tobacco category where we continue to have a share of over 80%.

Though less severe than in Q4, 2020, our cigarette volume declines reflect specific share headwinds in certain markets, which I'll come back to. We expect better combustible share and volume trends in both the second quarter and second half of the year.

(SLIDE 11.)

The strong performance from IQOS led to heated tobacco units comprising 13.0% of our total shipment volume in Q1, as compared to 9.6% in the prior year quarter, 11% in the year of 2020, 8% in 2019 and 5% in 2018. We continue to expect this proportion to grow over time as the positive momentum on IQOS continues, providing a powerful driver of revenue and margin growth.

(SLIDE 12.)

Our sales mix is changing rapidly, putting us on track to achieve our aim of becoming a majority smoke-free company by 2025. Smoke-free products made up 28% of our total net revenues in the quarter, compared to 21.7% in Q1, 2020. IQOS devices accounted for approximately 6% of the $2.1 billion of RRP net revenues, reflecting longer replacement times for existing users due to improving battery lives and reliability; and lower device prices in certain markets as we are preparing for IQOS ILUMA.

(SLIDE 13.)

The 2.9% organic growth in Q1 net revenues on shipment volume declines of 3.7% reflects the twin engines driving our top line. First, is pricing on combustibles and, in certain markets, on HTUs net of the lower device pricing I just mentioned. Second, the increasing mix of HTUs in our business at higher net revenue per unit continues to deliver substantial growth; and, as explained at Investor Day, this is an increasingly powerful driver as our transformation accelerates.

(SLIDE 14.)

Let me now go into the drivers of our first quarter margin expansion, starting with gross margin, which expanded by 390 basis points on an organic basis.

This is driven by multiple levers as shown in green on this slide, including the mix effect of HTUs within 'IQOS impact'. In particular, our significant efforts on manufacturing and supply chain efficiencies are bearing fruit, more than offsetting the effect of combustible volume declines; with around $150 million of gross productivity savings delivered in Q1. While somewhat front-loaded in the context of 2021, this represents a strong start on the journey towards our target of $1 billion over 2021-23. As part of these savings, our gross profit increase was boosted by better absorption of manufacturing costs given a high level of production in the quarter, and lower device costs with a combined impact of around $60 million.

(SLIDE 15.)

Gross margin expansion was accompanied by strong SG&A efficiencies, with our adjusted marketing, administration and research costs 200 basis points lower as a percentage of net revenues, on an organic basis. This reflects the ongoing digitalization and simplification of our business processes, including our IQOS commercial engine, and more efficient ways of working. We delivered around $60 million towards our 2021-23 target of $1 billion in gross SG&A savings, before inflation and reinvestment. The pandemic also impacted SG&A costs in the quarter through the later timing of certain projects, and reduced commercial and overhead costs due to ongoing restrictions. These latter factors accounted for around $100 million of the organic improvement.

(SLIDE 16.)

Focusing now on combustibles, we continue to hold the leading international portfolio by market share and by brand strength, as covered at Investor Day. This gives us a formidable platform to accelerate the growth of IQOS via our commercial infrastructure, industry expertise and ability to communicate with adult smokers, where permitted. It is therefore imperative to maintain our leadership through selective investment as we also drive returns through pricing and efficiencies.

Our cigarette share underperformance in Q1 can be attributed to the combination of several factors. These include the COVID impact on social occasions, where Marlboro overindexes; border closures and reduced travel; and instances of downtrading and competition in the mid and low-price segments in certain markets, such as the Philippines and parts of the EU Region.

This performance does not reflect our objective to maintain our share of cigarettes, net of cannibalization. We expect a strong sequential cigarette share recovery through the remainder of the year supported by portfolio initiatives and the enduring strength of Marlboro, especially as pandemic restrictions ease. Accordingly, we target cigarette share to be about stable on a year-over-year basis for the next 9 months, despite the impact of cannabilization. Share gains from HTUs will come on top of this.

(SLIDE 17.)

I will now turn to the South and Southeast Asia Region. After a difficult 2020, notably in Indonesia, headwinds are now moderating.

In Indonesia, volume trends are improving, with double-digit growth in hand-rolled kreteks, where we are the market leader, supporting stable PMI share in the tier one segment. Indeed, with industry volumes recovering, we are targeting volume growth for our business here in 2021.

Pricing remains the main headwind in Indonesia. New excise duty rates came into force on February 1, and while all major players have taken some pricing, progress nonetheless remains slow. Despite the negative consequences for government revenues, there has not yet been a significant move to level the playing field between the tier one and below-tier one segment, which continues to grow. We remain hopeful that the government will address this issue over time.

The Philippines has performed well in recent years. For this quarter, further industry pricing in H2, 2020, a slow economic recovery and pandemic-linked restrictions gave rise to a double-digit market decline. Our share loss reflects downtrading from the mid to low price segment, with premium-priced Marlboro, which makes up over two thirds of our volumes, growing share. Notwithstanding these challenges, we have plans to address the share decline and are targeting close to stable organic net revenues in 2021 despite the total market weakness. I'm also pleased to say that IQOS is off to an encouraging start in Metro Manila, with an exit share of almost 1% for HEETS after full launch in Q3, 2020.

Overall, this Region delivered strong growth pre-COVID. While it may not be a meaningful growth driver in 2021, we expect far less of a drag on group results compared to 2020. We target regional organic net revenues to be at least stable over the next 9 months.

(SLIDE 18.)

Moving now to IQOS performance, we estimate there were 19.1 million IQOS users as of March 31. This represents the addition of around one and a half million adult users since December, building on the step-up seen in the second half of 2020. Our accelerated pivot to digital and remote engagement during the pandemic, combined with strong momentum for the IQOS brand, is paying off.

We further estimate that 73% of this total -- or 14.0 million adult smokers -- have switched to IQOS and stopped smoking, with the balance in various stages of conversion. Strong conversion rates notably reflect the increased prevalence of IQOS 3 DUO which offers a superior user experience to previous device versions. As we mentioned at Investor Day, we seek to achieve even higher conversion rates over time with the introduction of innovations such as IQOS ILUMA.

This user growth again reflects widespread momentum across all key IQOS geographies, including the EU Region, Japan and Russia. It also reflects the enrichment of our offer and the segmentation of the category with new products and more price points, both above and below our initial HTU offering.

(SLIDE 19.)

In the EU Region, first-quarter share for HEETS reached a record 5.7% of total cigarette and HTU industry volume. Adjusted for estimated trade inventory movements, this reflects 46% year-over-year IMS growth and around 10% sequential IMS growth accounting for fewer selling days in the period. I would also remind you of the sequential quarterly share dynamics, which can be distorted by the seasonality of the combustible market, in addition to pandemic-related fluctuations, such as border closures and other social restrictions. With the Region likely to reopen somewhat in Q2 and increase the total market, we expect further strong underlying HTU growth, but for share to be broadly in line with Q1.

This excellent performance includes strong growth in Italy, surpassing 10% share, with the large majority of user acquisition coming organically as the increasing awareness and prominence of the product builds its own momentum. Germany and Poland were also strong contributors. We added a further seven hundred thousand EU Region IQOS users in the quarter to reach 5.9 million, a continuation of recent strong performance.

(SLIDE 20.)

We continue to see phenomenal progress in key cities across the EU Region, with a number of examples on this slide. HTU share in Rome is now approaching 20%, Warsaw and Lisbon reached 15%, Munich 8% and London 5%. While a smaller city, the progress in Vilnius at 36% share is also a global stand-out.

As covered at Investor Day, key cities are a good indicator of national share growth potential, and I would also refer you to the appendix where we show shares for key EU markets and global key cities.

(SLIDE 21.)

Strong performance continued in Russia, with our HTU share up by 1.2 points to reach a record 7.7%. Adjusted for estimated trade inventory movements, this reflects 35% year-over-year IMS growth, and around 8-10% sequentially once estimated consumer pantry loading effects are factored in.

We continue to see sequential share growth for both our HEETS and Fiit line-ups, with good traction for the regular HEETS and super-premium HEETS Creations variants. Moreover, LIL SOLID and Fiit consumables continue to supplement user acquisition. In both Russia and Ukraine, the majority of consumers purchasing a LIL device are smokers entering the smoke-free category for the first time, with high levels of conversion in line with IQOS.

This bodes well for our ability to reach adult smokers in the medium and below price segments for whom purchasing power may be a barrier. Margins on mainstream-priced HTUs such as Fiit remain attractive compared to cigarettes sold at the same price, and while the volume of Fiit remains small compared to our total HTU volume in these markets given our large IQOS user base, we expect LIL to grow further in 2021. With this success in Russia and Ukraine, we plan to offer LIL SOLID in additional markets later this year.

(SLIDE 22.)

In Japan, on a total tobacco basis including cigarillos and adjusted for trade inventory movements, the share for our HTU brands increased by 3.0 points versus the prior year quarter, and by 0.7 points sequentially, to 20.8%. Both HEETS and Marlboro HeatSticks grew market share following the October price increase, highlighting the strength of our price-tiered portfolio.

We expect to see further HTU volume growth in Japan over the remainder of the year, underpinned by ongoing user acquisition. For the second quarter in particular we expect robust sequential IMS growth. We also expect a recovery in the total tobacco market as the elasticity effects of the substantial October price increase fade, including on consumer pantry-loading. As such, while year-over-year share growth is still likely to be strong, Q2 share may not reflect this underlying sequential growth performance and may be broadly stable versus Q1 on an adjusted basis including cigarillos.

In Q1, the overall heated tobacco category made up over 28% of the adjusted total Japanese tobacco market, with IQOS maintaining a high share of segment. IQOS HTUs also reached an offtake share of 26.1% in Tokyo after surpassing the 25% milestone in December.

(SLIDE 23.)

In addition to strong growth in existing markets, the geographic expansion of our smoke-free products continues. This allows us to provide access to better alternatives to an ever increasing amount of adult smokers, and as communicated at Investor Day, we aim to be in 100 markets by 2025. After launching in 12 new markets with IQOS in 2020, we added Aruba in the first quarter and launched our new e-vapor product IQOS VEEV in Finland, which takes the total number of markets where PMI smoke-free products are available for sale to 66, of which over half are outside the OECD.

(SLIDE 24.)

We are continuing to commercialize IQOS VEEV, with Q1 launches in Italy and, as I just mentioned, Finland. This follows initial launch market New Zealand and the Czech Republic in H2, 2020.

One of our key priorities is guarding against youth access for all our products and we are targeting for all of our electronic smoke-free devices to be equipped with age verification technology by 2023. We will be testing this technology with IQOS VEEV in select markets this year.

IQOS VEEV is a premium product providing a superior experience, and as we explained previously, the commercial infrastructure of IQOS allows us to deploy efficiently and at scale through a bespoke route-to-market approach.

(SLIDE 25.)

Our other major innovation for 2021 is the launch of IQOS ILUMA, the next generation of IQOS, as announced at Investor Day. Building on the success of IQOS 3 DUO, we believe this simple and intuitive device will support easier switching and higher conversion for legal-age smokers, using Smartcore internal induction-heating technology. We continue to plan for the launch of ILUMA in the second half of the year.

As we roll out both IQOS VEEV and IQOS ILUMA, we carefully plan our manufacturing and supply chain activities to manage expected demand; and external factors such as the current tightness of global semiconductor supplies that I mentioned previously. The ongoing success of IQOS 3 DUO more than 2 years after launch demonstrates that significant innovations can have a lasting positive impact on growth, and both our recently announced 2023 HTU shipment volume target, and the upward revision of our HTU target for this year reflect this confidence.

(SLIDE 26.)

Our transformation is the bedrock for both business and sustainability performance. We do not have separate strategies; phasing out cigarettes by replacing them with better alternatives such as IQOS drives our growth and addresses our biggest impact on society.

Our unique commitment to phasing out cigarettes is underlined by the new transformation targets announced at Investor Day, which are aligned with the 27 Business Transformation Metrics provided for stakeholders to measure and verify the pace and scale of our progress. This includes our ambition to become a majority smoke-free company by 2025, our aim to commercialize smoke-free products in 100 markets, and to generate at least $1 billion in net revenues from beyond nicotine products, as we move into adjacent business areas with a net positive impact on society.

Our best-in-class performance on ESG allows us to further our leadership in sustainability. I am proud to see increasing external recognition, for example on our efforts to develop a fully sustainable supply chain and our commitment to address gender inequality. Further, we recently updated our zero deforestation manifesto — strengthening our ambitious undertaking to conserving forests across our entire value chain.

We remain strongly committed to providing the highest levels of disclosure on the key ESG and product impact areas of our company via integrated reporting, and will release our 2020 disclosure on May 18.

We recognize that ESG analysis can provide valuable insights about factors with a significant potential impact on financial performance, and thus better inform investment decisions. To further maximize the value of investor engagement and aid understanding of the significant positive impact PMI's transformation can have on society, we plan to hold a sustainability webcast in early June, building on our recent Investor Day. Please do mark your calendars.

(SLIDE 27.)

To conclude, we have had a strong start to the year and look forward with confidence despite the continued uncertainty on the operating environment due to COVID.

This is the same concluding slide I presented at Investor Day in February, as I believe our start to 2021 demonstrates all the key elements of our longer term trajectory.

Through IQOS we are building a business with multiple levers to deliver superior and sustainable growth over the coming years through improved volume dynamics, excellent top-line growth, strong margin expansion and fast-growing earnings. Moreover, while every adult smoker who switches to IQOS is good for our business, it is also a clear positive for our impact on society and public health.

We manage our transformation with care and responsibility for our stakeholders, guided by our sustainability materiality framework to maximize our positive impact across our tier one ESG and product areas. This is essential for the sustainability of our business, and for delivering superior returns for shareholders over the long term. The increase in our organic growth outlook for 2021 is another step on this journey, also putting us nicely on track to achieve our 2023 financial and HTU shipment targets.

(SLIDE 28.)

Thank you. I am now happy to answer your questions.

NICK ROLLI
That concludes our call today. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.